                                                                   EXHIBIT 99.3


                        ENCOMPASS SERVICES CORPORATION


                       75,000,000 Shares of Common Stock


                          Offered Pursuant to Rights
                        Distributed to Security Holders
                       of Encompass Services Corporation


                                                             September   , 2002


To Securities Dealers, Commercial Banks,
  Trust Companies and Other Nominees:


   This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the "Rights Offering") by Encompass Services Corporation (the "Company") of shares of its Common Stock (as such term is defined below), pursuant to non-transferable subscription rights (the "Rights") distributed to all holders of record of shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), holders of record of shares of its 7.25% convertible participating preferred stock, par value $0.001 per share (the "7.25% Preferred Stock"), and holders of certain of its options and warrants to purchase shares of Common Stock (collectively, the "Recordholders"), at the close of business on September 13, 2002 (the "Record Date"). The Rights and Common Stock are described in the Company's prospectus dated September , 2002 (the "Prospectus").


   In the Rights Offering, the Company is offering an aggregate of 75,000,000 shares of its Common Stock, as described in the Prospectus.


   The Rights will expire, if not exercised, at 5:00 p.m., New York City time,
on October   , 2002, unless extended by the Company as provided in the
Prospectus (as it may be extended, the "Expiration Date").


   Each Right allows the holder thereof to subscribe for one share of Common Stock (the "Basic Subscription Privilege") at the cash price of $0.55 per share (the "Subscription Price").

   Each Right also carries with it the ability for the holder thereof to subscribe (the "Over-Subscription Privilege") for additional shares of Common Stock that have not been purchased by other Recordholders pursuant to their Basic Subscription Privilege, at the Subscription Price, if such holder has fully exercised the Basic Subscription Privilege. See "The Rights Offering" in the Prospectus.

   The Rights are evidenced by a non-transferable Rights certificate (a "Rights Certificate") registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for each share of Common Stock owned by such beneficial owner as of the close of business on the Record Date (or in the case of the 7.25% Preferred Stock and certain of our options and warrants, one Right for each share of Common Stock issuable upon exercise or conversion).

   We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

   If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege, whether the Basic Subscription Privilege of each beneficial owner of Rights on whose behalf you are acting has been exercised in full, and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

   All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

   Enclosed are copies of the following documents:

    1. Prospectus;

    2. Instruction as to Use of Encompass Services Corporation Rights Certificates (including a Notice of Guaranteed Delivery for Rights Certificates Issued by Encompass Services Corporation and Guidelines for Request for Taxpayer Identification Number and Certification on Substitute Form W-9);


    3. A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction; and



    4. Notice of Guaranteed Delivery for Rights Certificates Issued by Encompass Services Corporation.




   Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with payment of the Subscription Price in full for each share of Common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price prior to 5:00 p.m., New York City time, on the Expiration Date. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.


   Additional copies of the enclosed materials may be obtained from the Information Agent. The Information Agent's telephone numbers are: (800) 322-2885 (toll free) or (212) 929-5500 (call collect).


                                          Very truly yours,

                                          ENCOMPASS SERVICES CORPORATION

NOTHING IN THIS PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF ENCOMPASS SERVICES CORPORATION, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

                                      2